CONSULTING PROJECT AGREEMENT

October - December 2006

Contractor: James L. Ferris

Primary Contact: John Pimentel, Chairman, World Waste Technologies [WWT]

Scope of Work

During the period of this contract, Ferris will provide management consulting services to John Pimentel and assist him with certain management initiatives to rapidly and successfully achieve full operation of the Anaheim Plant. Tasks included in this scope include the following:

1. Work with the Anaheim team to clarify goals, action plans and responsibilities, and to speed progress on six major Anaheim goals:

    - Improve understanding of the Anaheim process and business model by refining the overall material balances and incoming waste compositions on which the model depends.
    - Increase the cellulose fiber content of the incoming raw material through a joint effort with Taormina that leads to a new supply contract.
    - Achieve the designed through-put rates for the plant through complete engineering review and equipment upgrades.
    - Achieve an acceptable wastewater discharge quality through capital investment in treatment technologies.
    - Maximize Revenue/Minimize Costs associated with six product or waste-product streams. This requires focused marketing efforts for wetlap, ferrous-metal, aluminum, plastic, sludge, and glass-rock-grit streams, as well as reduced disposal costs of sludge and glass-rock-grit.
    - Upgrade Workforce Capabilities through training and staff upgrade.

2. Develop/maintain systems to monitor and communicate progress against goals.
    - With accountable managers
    - With Plant personnel
    - With Board and San Diego Office

3. Other tasks, as assigned

Compensation and Reimbursement
Ferris will provide the above services, plus others as directed by John Pimentel, at a monthly fee of $12,633 , paid monthly in advance.

Both parties agree that the 32 hours [4 days] of compensated time per week will be worked in a flexible schedule to be determined on a weekly basis.

In addition, both parties agree that the base number of compensated days under this contract can be modified on a monthly basis during the period of this contract if experience indicates that the actual time required varies, positively or negatively, from the average of 32 hours per week.

WWTI will promptly reimburse Ferris for all relevant out-of pocket travel, housing, food, and incidental expenses incurred during this assignment. Ferris will submit expense summaries and receipts monthly.

Work Location
It is agreed that the primary work location is the WWTI Anaheim Plant, but that at least 25% of the job activity will likely be conducted at locations other than Anaheim

Term
This agreement covers a period of three months from date of signature. Both parties agree that that the contract may be extended for one three month period with the same terms, if mutually desirable.

Other Recognitions
Both parties recognize that WWTI also compensates Ferris for services as a Director of the Company. Such Board service is outside the scope of this contract and Director compensation is in addition to that covered by this contract.

Three Month Budget

JLF Services	$37,000
Expenses @ $150/day [40 days]	$ 6,000
Total	$41,000

Effective Date: October 1, 2006

John Pimentel, WWTI

James Ferris